CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 121 to the registration statement on Form N-1A (File No. 333-515) (“Registration Statement”) of our report dated April 15, 2011, relating to the financial statements and financial highlights of Putnam Retirement Income Fund Lifestyle 3(formerly known as Putnam Income Strategies Fund), which appear in such Registration Statement. We also consent to the references to us under the headings “Financial highlights” and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 13, 2011